PRESS RELEASE

Basic Earth Provides Updates on Panther Energy Horizontal Wells in Banks Field

Wednesday March 25, 2009, 1:18 pm EDT

DENVER, March 25 /PRNewswire-FirstCall/ -- Basic Earth Science Systems, Inc. (Basic) (OTC Bulletin Board: BSIC - News) announced that Panther Energy Company's (Panther) first well, the Wil E. Coyote 9-2H has been released from confidential status and has reported an initial potential of 486 barrels of oil, 500 MCF gas and 202 barrels of water. The well continues to flow without the aid of artificial lift and has averaged 185 barrels of oil per day or approximately 4,400 barrels since the well was placed on production February 18th. Originally designed to drill horizontally in the Bakken formation, the well was redesigned to drill horizontally in the Three Forks formation when the vertical pilot hole encountered attractive rock cuttings in the Three Forks.

As previously disclosed, this was the first of two wells that Panther drilled on Basic's acreage. Basic has a 6.5% carried working interest "to the tanks" on the Banks acreage contributed to the spacing unit for the first two wells and the right to participate for 6.5% interest on the Banks acreage contributed to the spacing unit in subsequent wells. Basic has an interest in approximately 11,500 gross undeveloped acres (~720 net acres) and as a result could have exposure to ten or more new wells

The second Panther well, the Roscoe 2H-8, is currently being completed horizontally in the Bakken formation and hydraulic stimulation is scheduled for next week, weather permitting. Operations have been hampered by either winter storms or thawed, muddy conditions which have made roads nearly impassable. Panther had previously indicated that they intended to move their rig to Montana to drill two wells and then return to the Banks acreage in late spring. Panther has altered this plan and has released the drilling rig after drilling one well in Montana. Panther expects to evaluate the performance of these first two wells and resume drilling operations when both well economics and weather conditions improve.

"We are pleased to report that Panther has backed off of their aggressive drilling program," commented Ray Singleton, President of Basic. "It made little sense to 'bang these wells out' in the current oil price environment and/or without knowing what production levels could be achieved. We look forward to seeing how these production levels hold up and having a better idea of return on investment before we return to drilling. On the other hand, we are pleased with the results so far and are excited to resume drilling operations once conditions improve. With our acreage exposure in the area, and with potentially productive horizons in the Madison, Bakken and now Three Forks, this project is shaping up to make a solid contribution to Basic's performance."

Basic is an oil and gas exploration and production company with primary operations in the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Founded in 1969, Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC. Basic's web site is at www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements include statements regarding Basic's estimate of ownership interest, Panther's plans to stimulate wells or resume drilling operations and the potential impact of this project. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, changes in general economic conditions, oil commodity prices and drilling costs, Basic's liquidity needs, and other risk factors. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-QSB for the quarters ended June 30, September 30 and December 31, 2008, in addition to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.